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Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of
The Calvert Fund:

We consent to the use of our report dated November 17, 2005, with respect to the financial statements of the Calvert Income Fund, Calvert Short Duration Income Fund, Calvert Long-Term Income Fund and Calvert New Vision Small Cap Fund, each a series of The Calvert Fund, as of September 30, 2005, incorporated herein by reference and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/s/KPMG

Philadelphia, Pennsylvania
January 24, 2006